Exhibit 99.3

manatt manatt | phelps | phillips	Steven F. Reich Manatt, Phelps & Phillips, LLP Direct Dial: (212) 830-7196 Direct Fax: (212) 830-3017 E-mail: sreich@manatt.com

October 29, 2006

VIA EMAIL

James J. Benjamin, Esq.
Akin Gump Strauss Hauer & Feld
590 Madison Avenue
New York, N.Y. 10022

Re:          Andrew J. McKelvey

Dear Jim:

I write to follow up on our conversations last week. As you know, our firm has only very recently been retained to represent Mr. McKelvey in connection with the review being conducted by the Special Committee of the Board of Directors of Monster Worldwide, Inc. into certain allegations of stock options backdating. Prior to our entry into the case, you had scheduled with our predecessor counsel a meeting with Mr. McKelvey to be held tomorrow, October 30, 2006.

It had been our hope that notwithstanding our recent entry into the case we would be able to provide you with at least a preliminary assessment of the facts within the existing schedule. We have come to conclude, however, that despite our best efforts, and despite the valuable assistance you have provided in the form of documents and information, we need a good deal more time to get up to speed on this fact-intensive matter that covers a period of many years. As a result, I have reluctantly decided that we cannot go forward with tomorrow’s meeting. And, notwithstanding Mr. McKelvey’s desire to help, as his lawyer I cannot provide you with assurances that you will be able to have such a meeting with him in the future. You and outside counsel for the company have told us about certain topics that are a priority for you and we are ready to try to find a way to provide you with whatever information we can. I hope you will agree at least to proceed in that way. Once again, I regret that we are unable to meet tomorrow, but hope you understand the difficult situation we face and the fact that we cannot effectively represent our client when we do not have a firm grasp on the facts of the case.

Because Mr. McKelvey understands that my inability to meet with you is contrary to the wishes of the Special Committee, and because he continues to have the best interests of the company very much at heart, he today has submitted with regret his resignation as a Director of Monster Worldwide, Inc. and as Chairman Emeritus.

I also wanted to take this opportunity to address certain questions you raised with us about your meeting with Mr. McKelvey this past summer. As you know, when you and Mr. McKelvey met in July 2006, he was still recovering from a very serious illness. As I think you recognized, he felt poorly, was jet-lagged, came in without counsel and had not had taken an opportunity to try to reflect on or reconstruct the events spanning many years that were the focus of your questions. In looking back on that session, it is now clear to Mr. McKelvey that he did not express his thoughts and recollections as clearly or accurately as he would have liked.

During your meeting, Mr. McKelvey was asked questions that he understood were designed to assess whether people in the company had engaged in improper options “backdating,” and whether he knew that such a practice was improper when it occurred. In retrospect, he recognizes that he misunderstood your questions and focused too narrowly on the issue of whether he knew at the time that improper conduct had occurred, and not on the more general issue of whether backdating had occurred. During the time period relevant to your questions, he did not understand that it was improper for the exercise price of stock options to be different than the price on the grant dates, nor did he understand that there were legal or accounting implications associated with that difference. Mr. McKelvey hopes that this clarifies any misperceptions that may have been created during his meeting with you in July.

Sincerely,

Steven F. Reich

/s/ STEVEN F. REICH
Steven F. Reich

cc: Andrew Levander, Esq. (via email)